Home Equity Loan-Backed Term Notes, GMACM Series 2001-HLTV2
Payment Date	02/25/2002

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	126,158,015.43	58,693,500.74
Beginning PFA	0.00	0.00
Ending Pool Balance	124,716,785.75	58,224,754.13
Ending PFA Balance	-	-
Principal Collections	1,441,229.68	468,746.61
Principal Draws	-	-
Net Principal Collections	1,441,229.68	468,746.61
Active Loan Count	3,267	1,243

Interest Collections	1,507,548.59	675,718.92

Weighted Average Net Loan Rate	14.31000%	14.33000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	126,158,015.43	123,759,898.69	0.9574864	2,398,116.74	583,480.82	0.00	0.6539	5.550%
Class A-2	58,693,500.74	57,913,535.47	0.9652256	779,965.27	271,457.44	0.00	0.306	5.550%

Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	0.00
Overcollateralization Amount Increase (Decrease)	1,268,105.72
Outstanding Overcollateralization Amount	1,268,105.72
Overcollateralization Target	5,677,650.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	780,188.30		21	0.63%
Delinquent Loans (60 Days)*	424,605.02		9	0.34%
Delinquent Loans (90 Days)*	293,280.59		6	0.24%
Delinquent Loans (120 Days)*	90,023.52		2	0.07%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	0.00	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Ending CIA Balance Transferred to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	758.73

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	12,963.50

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0.00